Mueller Water Products
Fourth Quarter 2013
Conference Call Script
10/30/2013

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products’ 2013 fourth quarter conference call. We issued our press release reporting results of operations for the quarter and year ended September 30, 2013 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 158.2 million shares outstanding at September 30, 2013.

Discussing the fourth quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year, which ends on September 30, unless specified otherwise. All operating results discussed in these prepared remarks are from continuing operations, unless specified otherwise.

A replay of this morning’s call will be available for 30 days after the call at 1-866-470-7045. The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions.

I’ll now turn the call over to Greg.

Greg Hyland:

Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2013 fourth quarter and full year.

I’ll begin with a brief overview of the quarter, followed by Evan’s detailed financial report, which covers key drivers affecting our businesses. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for the first quarter and for full year 2014.

We are pleased with our overall fourth quarter results, particularly the 47% year-over-year increase in adjusted operating income and the 27% improvement in adjusted EBITDA.

Mueller Co. continues to benefit from improved operating leverage and the ongoing recovery of its end markets, especially residential construction in certain regions of the country. Mueller Co. continued to see growth in domestic shipments of valves, hydrants and brass products during the fourth quarter, and this strong mix contributed to the segment’s 40% year-over-year increase in adjusted operating income and the 430 basis points improvement in adjusted operating margin to 15.8%. Domestic dollar shipments of valves, hydrants and brass products increased 13.7% during the quarter year-over-year.

Anvil had a strong quarter, with net sales up 8.8% and adjusted operating income up 30% year-over-year.

2013 was a year of strong performance for Mueller Water Products, as evidenced by year-over-year net sales growth of 9.5% and adjusted operating income growth of 48%; free cash flow generation of $78.5 million, an increase of $33.1 million; and a reduction of net debt leverage to 3.0x. Our 2013 performance reflects the ongoing operating improvements we have made over recent years, as well as the benefits we have realized from improving end markets.

I’ll now turn the call over to Evan.

Evan Hart - Financial Summary

Thanks Greg, and good morning everyone. I’ll first review our fourth quarter consolidated financial results and then discuss segment performance.

Net sales for the 2013 fourth quarter of $293.2 million increased $12.1 million, or 4.3 percent, from the 2012 fourth quarter net sales of $281.1 million due primarily to higher shipment volumes and higher prices.

Gross profit improved 15.9 percent to $88.8 million for the 2013 fourth quarter compared to $76.6 million for the 2012 fourth quarter. Gross profit margin of 30.3 percent improved 300 basis points from 27.3 percent, representing our best performance since the fourth quarter of 2008. This improvement was driven primarily by higher shipment volumes and higher sales prices.

Selling, general and administrative expenses as a percent of net sales declined to 18.9 percent for the 2013 fourth quarter from 19.2 percent for the 2012 fourth quarter. Selling, general and administrative expenses were $55.4 million for the 2013 fourth quarter compared to $53.9 million for the 2012 fourth quarter.

Adjusted operating income for the 2013 fourth quarter increased 48.7 [corrected: 47.0%] percent to $33.4 million from adjusted operating income of $22.7 million for the 2012 fourth quarter. This increase was driven primarily by higher shipment volumes and higher sales prices.

Adjusted EBITDA for the 2013 fourth quarter increased to $48.2 million from $38.1 million for the 2012 fourth quarter. 2013 adjusted EBITDA was $158.0 million, an improvement of $30.5 million, or 24 percent, from a year ago.

Interest expense, net for the 2013 fourth quarter declined $0.4 million to $12.7 million from $13.1 million for the 2012 fourth quarter, excluding $0.7 million of non-cash costs for terminated interest rate swap contracts for the 2012 fourth quarter. This decrease was due to lower levels of total debt outstanding. For 2013, interest expense declined $3.2 million, excluding terminated interest rate swap contracts of $5.0 million in 2012.

During the 2013 fourth quarter, income tax expense was $3.7 million on pre-tax income of $20.5 million, resulting in an effective income tax rate of 18.0 percent. The 2013 fourth quarter expense was reduced by $4.4 million related to a deferred tax asset valuation allowance adjustment. Excluding this adjustment, the effective tax rate for the 2013 fourth quarter was 39.5 percent.

Adjusted net income per diluted share for the 2013 fourth quarter was $0.08 compared to adjusted net income per diluted share for the 2012 fourth quarter of $0.03 - an improvement of $0.05.

I’ll now walk you through the after-tax adjustments for both the 2013 and 2012 fourth quarters.

2013 diluted EPS from continuing operations of $0.10 was adjusted by the following items: restructuring expenses of $0.1 million offset by a deferred tax asset valuation allowance adjustment benefit of $4.4 million.

2012 diluted EPS from continuing operations of $0.03 was adjusted by the following items: restructuring expenses of $0.5 million and terminated interest rate swap contract costs of $0.4 million.

There was a weighted average of 161.2 million diluted shares of our common stock outstanding for the 2013 fourth quarter compared to a weighted average of 158.5 million diluted shares outstanding for the 2012 fourth quarter.

I’ll now move on to segment performance and begin with Mueller Co.

Net sales for the 2013 fourth quarter increased 2.0 percent to $191.0 million from net sales of $187.2 million for the 2012 fourth quarter. This increase was due primarily to higher domestic shipment volumes of valves, hydrants and brass products, partially offset by lower shipments of metering products and shipments to Canada.

Adjusted operating income for the 2013 fourth quarter improved 40 percent to $30.1 million from adjusted operating income of $21.5 million for the 2012 fourth quarter. Adjusted operating margin for the 2013 fourth quarter improved 430 basis points to 15.8 percent from adjusted operating margin for the 2012 fourth quarter of 11.5 percent. We benefitted from increased volumes and, more specifically, a richer mix of our valves, hydrants and brass products; higher sales prices; and lower costs.

Adjusted EBITDA for the 2013 fourth quarter grew to $41.2 million compared to adjusted EBITDA for the 2012 fourth quarter of $33.1 million.

I’ll now turn to Anvil…

Net sales for the 2013 fourth quarter increased 8.8 percent to $102.2 million compared to net sales of $93.9 million for the 2012 fourth quarter. The increase resulted primarily from higher shipment volumes across most of our product lines.

Adjusted operating income for the 2013 fourth quarter improved 33 percent to $13.2 million compared to adjusted operating income for the 2012 fourth quarter of $9.9 million. Anvil’s adjusted operating margin for the 2013 fourth quarter improved 210 basis points to 12.6 percent from 10.5 percent for the 2012 fourth quarter.

Adjusted EBITDA for the 2013 fourth quarter increased 22 percent to $16.5 million compared to adjusted EBITDA for the 2012 fourth quarter of $13.5 million.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $58.7 million for the 2013 fourth quarter compared to $40.4 million for the 2012 fourth quarter. The increase was driven by both growth in operating income and improved working capital management. For the full year 2013, free cash flow was $78.5 million compared to $45.4 million in 2012.

Additionally, we improved a measure of working capital efficiency by 110 basis points year-over-year, as evaluated by trailing four-quarter average accounts receivable, inventory, and accounts payable as a percent of net sales.

At September 30, 2013, total debt was $600.8 million, down $22.0 million from a year ago. Total debt outstanding included $420.0 million of 7⅜% Senior Subordinated Notes due 2017, $178.0 million of 8¾% Senior Unsecured Notes due 2020, and $2.8 million of other. Net debt leverage declined to 3.0x at September 30, 2013 due to improved operating performance and free cash flow generation. Using September 30, 2013 data, we had $159.4 million of excess availability under our credit agreement.

I’m also pleased to remind you that during the quarter, Moody’s raised its corporate credit rating on Mueller Water Products to B2 with a stable outlook from B3 with a positive outlook.

I’ll now turn the call back to Greg.

Thanks, Evan.

I’ll now elaborate on our 2013 fourth quarter and full year performance and end markets, and provide an outlook for the first quarter and full year 2014. I’ll begin with Mueller Co.

We continued to see strong growth in domestic demand for our valves, hydrants and brass products. As I mentioned earlier, domestic dollar shipments for these products during the fourth quarter grew 13.7% year-over-year. We believe this increase was driven primarily by residential construction growth, although we also saw some positive activity in municipal spending.

Year-over-year sales of metering products declined in the fourth quarter, although going into the quarter we had expected sales to increase modestly. First, orders from our largest meter customer declined year-over-year, which we believe was due to scheduling. Second, sales were lower than expected due to the timing of a major order. During the quarter, we received an order from Jackson, MS for 65,000 units - the substantial majority of which was for our remote disconnect meter - and for our two-way AMI system. This was the largest single order that Mueller Systems has received. We originally expected to receive this order earlier such that we could start shipping during the fourth quarter. Instead, given the timing of the order, we expect these units to begin shipping later during our first quarter of 2014 and to continue throughout calendar year 2014.

Sales to Canada were down year-over-year, as we saw a fall off in demand due to a market that remained soft. We were also negatively impacted by a weaker Canadian dollar.

While Mueller Co. net sales during the quarter grew only 2.0% year-over-year, demand from our core domestic markets remained strong.

Anvil also had a very good quarter. They saw a nice pick-up in activity for their products, with net sales growing just under 9 percent, which also benefited from higher prices. Adjusted operating income grew by 30 percent and adjusted operating margin expanded by 210 basis points to 12.6 percent. This is the highest margin Anvil has achieved since the first quarter of 2009.

Now turning to what we expect to see for the full year 2014. I’ll begin with Mueller Co.

We expect continued growth in net sales at Mueller Co., driven primarily by the residential construction market. Housing starts are forecasted to grow between 22 and 24 percent in calendar 2014 from 2013.

As you know, development of raw land for residential construction is the greatest driver of demand for our products. According to recent surveys by Ivy Zelman and Associates, growth in demand for land and lots has moderated slightly after recently hitting record highs - but growth remains robust.

The CPI for water and sewerage maintenance increased around 6 percent for the last 12 months ended August 2013. Rising water rates are a significant source of funds for municipalities to drive capital projects. Water rate increases have far outpaced those of other utilities over the last several years.

Overall, municipal bond financing was down through the first nine months of calendar 2013, primarily due to higher rates. However, while refinancing activity was down, new money issuance was up by about 8 percent.

On the municipal budget front, state and local seasonally adjusted tax receipts continue to increase and hit new highs and municipalities overall are in a better fiscal shape than they have been over the last several years.

All in all, based on discussions with our customers and distributors, we expect to see modest growth in demand for municipal repair and replacement projects in 2014.

Overall for the Mueller Co. base business, which excludes our metering and leak detection products and services, we expect year-over-year net sales to increase over 2013 and to grow in the high single digits.

We believe our metering business is stronger today than it was a year ago. For example, over the last two months we were awarded three projects totaling approximately $30 million. These include orders of our meters and either our one-way or two-way AMI technology offerings. Not only is our business stronger due to the increased volume, but also, we believe, due to a product mix more heavily weighted towards our higher technology products. We expect most of these meters to ship in the second half of 2014, with a lesser amount scheduled for 2015. Of course, construction delays and other external factors could cause the timing of shipments to shift.

While we expect nice year-over-year net sales growth in our metering products in 2014, growth is expected to be well below the roughly 50 percent year-over-year growth we realized in 2013.

In total for Mueller Co., 2014 net sales growth should be comparable to 2013 based on the current outlook for housing, continued growth in municipal spending and continued adoption of smart meter technologies.

On the production side, we expect to continue to see the benefits of LEAN manufacturing and other productivity improvements. With increased production and shipment volumes, we should see the benefits of stronger operating leverage resulting in year-over-year margin expansion.

Material costs have been stable recently, and we expect that average costs for 2014 will be slightly lower than in 2013 as we have seen a modest decline in prices during the year.

As a result, we expect Mueller Co.’s adjusted operating income and adjusted operating income margin [corrected: deleted "income"] to improve over 2013. We also believe our metering and leak detection products and services will be profitable for 2014, weighted towards the second half of the year.

Now I’ll turn to Anvil.

We expect Anvil to see slightly higher shipment volumes in 2014. The Architectural Billings Index was above “50” for 11 of the last 12 months, and any score above “50” suggests an increase in billings. In addition, most economic forecasts call for a modest growth in non-residential construction spending. We have recently seen a slight increase in activity, and believe this momentum will carry through 2014. Spending in the oil & gas markets is expected to increase in response to expanding production.

We expect the benefits of LEAN manufacturing and other productivity improvements at Anvil to at least offset inflationary increases in production costs.

Overall, year-over-year net sales are expected to grow in the low- to mid-single digit range and adjusted operating income margin [corrected: deleted "income"] should expand slightly.

Other 2014 key variables include: corporate spending is expected to be $32 to $34 million, depreciation and amortization is expected to be $57 to $60 million and interest expense is expected to be about $51 million based on our current debt outstanding. Our adjusted effective income tax rate is expected to be 37% to 40%. Capital expenditures are expected to be $34 to $36 million.

For 2014, we expect free cash flow to be stronger than in 2013, driven primarily by better operating results. Additionally, we expect cash income taxes to be minimal in 2014 as we continue to benefit from utilization of net operating loss carryforwards. We also expect to make only minimal cash contributions to our pension plans in 2014.

Turning now to our outlook for the first quarter…

We expect Mueller Co.’s first-quarter net sales to increase year-over-year in the high single digits.

We expect Mueller Co.’s adjusted operating income and adjusted operating income margin [corrected: deleted "income"] for the first quarter to improve year-over-year. Please note that Mueller Co.’s conversion margins are typically lowest in the first quarter due to the seasonality of our business and the reduced work days that result from scheduled holiday plant shutdowns.

At Anvil, first quarter net sales should be modestly higher year-over-year. We believe Anvil will benefit from lower year-over-year per unit overhead costs. This coupled with an increase in volume should contribute to higher adjusted operating income and a higher adjusted operating income margin [corrected: deleted "income"].

For Mueller Water Products as a whole, we believe first quarter net sales will increase year-over-year primarily due to volume increases at both Mueller Co. and Anvil. We expect solid increases in adjusted operating income year-over-year, and to see an improvement in our adjusted operating margin.

As we reflect on 2013, we are pleased with net sales growth of 9.5%, conversion margin on net sales growth of almost 33% and improvement in adjusted net income per share to $0.18 from $0.04. We also generated free cash flow of $78.5 million and, importantly, reduced our net debt leverage to 3.0x at September 30, 2013 from 4.2x at September 30, 2012. We also improved our receivables, inventory and accounts payable as a percent of net sales by 110 basis points.

Our focus on safety, LEAN manufacturing and operating efficiencies continued to yield positive results. Most recently, our Albertville, AL hydrant plant earned OSHA’s prestigious Voluntary Protection Program “Star” status. This award recognizes work locations for their commitment to workplace safety. Albertville is one of only six foundries in the U.S. and the only one in the Southeast to currently hold “Star” status.

Net sales of our metering and leak detection products and services grew 55% year-over-year in 2013 and represented about 13% of Mueller Co. net sales. Their operating loss improved by about $8 million. Importantly, we continue to gain new customers. We also developed and announced a number of new offerings, including fixed leak detection products for both distribution and transmission pipelines, which we believe will provide our customers solutions to more efficiently manage their operations and prioritize capital spending.

With that, I will open this call for your questions.